SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

ENDORSEMENT

  Section 1 is revised by the addition of the following:

  Guaranteed Interest Crediting Rate [3% (0.008099% daily)]

  Transfer Percentage [25%]

  Transfer Period [4 Policy Years]

  Section 3 is revised as follows:

  The Account Value definition is deleted and replaced with the following: Account Value is the sum of the amounts in each Sub-Account of the Variable Account, the Fixed Account and the Loan Account.

  A Fixed Account definition is added: Fixed Account is the portion of the Account Value funded by assets invested in the General Account.

  The last sentence of the Mortality and Expense Risk Percentage definition is deleted and replaced by the following: This annual rate is converted to a daily rate, the Daily Risk Percentage and deducted from the Variable Account on a daily basis.

  Section 4 is revised as follows:

  Item 4 of the Modification provision is deleted and replaced by the following: adds, deletes or otherwise changes investment options.

  Section 6 is revised as follows:

  The following is added as the third paragraph: The Fixed Account represents the portion of the Account Value funded by assets invested in the General Account. The guaranteed interest crediting rate is specified above. Interest in excess of the guaranteed rate may be applied to the amount in the Fixed Account at such increased rates and in such manner as We may determine, based on Our expectations of future interest, mortality costs, persistency, expenses and taxes. Interest credited will be computed on a compound interest basis.

  The following is added as the final paragraph: Transfer privileges to the Fixed Account are as described in the Policy. In any Policy Year, transfers from the Fixed Account to another Sub-Account in the Variable Account are limited to the greater of the transfer percentage multiplied by the greatest amount in the Fixed Account over the most recent prior transfer period and $5000.

  Section 7 is revised as follows:

  The first paragraph of the Allocation of Net Premium provision is deleted and replaced by the following:

  Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts and the Fixed Account in accordance with the allocation percentages specified by You. Your initial allocation percentages are shown in Section 1. There are no limitations concerning the number of investment options to which Net Premium may be allocated, but the minimum allocation to any investment option is 5% of Net Premium, and percentages must be in whole numbers.

  Section 9 is revised as follows:

The first sentence of the Account Value provision is deleted and replaced by the following: The Account Value is the sum of the amounts in each Sub-Account of the Variable Account, the Fixed Account and the Loan Account.

The Account Value in the Sub-Accounts provision is deleted. The following text replaces that provision:

The Account Value on the Investment Start Date equals:

    that portion of Net Premium received and allocated to the Sub-Accounts and the Fixed Account, less the Monthly Expense Charges due on the Issue Date and subsequent Monthly Anniversary Days through the Investment Start Date, less the Monthly Cost of Insurance deductions due from the Issue Date through the Investment Start Date.

The Account Value on subsequent Valuation Dates is equal to:

    the Account Value attributable to the Sub-Account on the preceding Valuation Date multiplied by the Sub-Account's Net Investment Factor, less the Daily Risk Percentage multiplied by the number of days in the Valuation Period multiplied by the Account Value in the Sub-Account, plus the value of the Fixed Account on the preceding Valuation Date, accrued at interest, plus that portion of Net Premium received and allocated to the Sub-Accounts and the Fixed Account during the current Valuation Period, plus that portion of any loan repayment allocated to a Sub-Account during the current Valuation Period, plus that portion of any interest credited on the Loan Account which is allocated to a Sub-Account during the current Valuation Period, less that portion of any Partial Surrenders deducted from a Sub-Account and the Fixed Account during the current Valuation Period, less that portion of any Policy loan transferred from a Sub-Account and the Fixed Account to the Loan Account during the current Valuation Period, less if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charges due for the Policy Month just beginning charged to the Sub-Accounts and the Fixed Account, less if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Costs of Insurance for the Policy Month just ending charged to the Sub-Accounts and the Fixed Account, less if You surrender during the current Valuation Period, that portion of the pro-rata Monthly Cost of Insurance for the Policy Month charged to the Sub-Accounts and the Fixed Account.

The second and fourth bullets of the third paragraph of the Loan Account provision are deleted and replaced by the following:
    any amount transferred from Sub-Accounts or the Fixed Account to the Loan Account for Policy loans requested on that day, less if that day is a Policy Anniversary, any amount transferred to the Sub-Accounts or the Fixed Account by which the Account Value in the Loan Account exceeds the outstanding Policy loan.

The second sentence of the Monthly Expense Charge provision is deleted and replaced with the following: The Monthly Expense Charge deduction will be allocated among the Sub-Accounts and the Fixed Account in the same proportion that the Account Value attributable to each Sub-Account and the Fixed Account bears to the aggregate Account Value of all Sub-Accounts and the Fixed Account immediately prior to the deduction.

The fourth sentence of the Monthly Cost of Insurance provision is deleted and replaced with the following: The Monthly Cost of Insurance deduction will be allocated among the Sub-Accounts and the Fixed Account in the same proportion that the Account Value in each Sub-Account and the Fixed Account bears to the total Account Value less the Loan Account immediately prior to the deduction.
  Section 10 is revised as follows:

The first paragraph of the Policy Loan provision is deleted and replaced by the following: You may request a Policy loan of up to 90% of the Policy's Account Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made. Account Value equal to the Policy loan will be transferred from the Sub-Accounts and the Fixed Account to the Loan Account on the date the Policy loan is made. You may allocate the Policy loan among the Sub-Accounts and the Fixed Account. If You do not specify the allocation, then the Policy loan shall be allocated among the Sub-Accounts and the Fixed Account in the same proportion that the Account Value of each Sub-Account and the Fixed Account bears to the aggregate Account Value of all Sub-Accounts and the Fixed Account immediately prior to the loan. We may require that loan repayments, up to the amount of the loan allocated to the Fixed Account, first be allocated back to the Fixed Account.

The fourth, fifth and sixth sentences of the third paragraph of the Policy Loan provision are deleted and replaced by the following: The amount of the loan repayment up to the outstanding balance of the Policy loan will be transferred from the Loan Account to the Sub-Accounts and the Fixed Account. You may allocate the loan repayment among the Sub-Accounts and the Fixed Account. If You do not specify the allocation, then the loan repayment shall be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account and the Fixed Account bears to the total Account Value less the Loan Account immediately prior to the loan repayment.

The following paragraph is added to the Deferral of Payment provision: We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan or Partial Surrender payable from the Fixed Account for a period not exceeding six months from the date We receive Your request.

Signed for the Company at Wellesley Hills, Massachusetts.

President